Exhibit 99.1

Net1 announces acquisition of a strategic stake in Blue Label Telecoms

Johannesburg, October 5, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has entered into a share subscription agreement with Blue Label Telecoms Limited (“Blue Label”) (JSE: BLU) to subscribe for approximately 117.9 million shares in Blue Label, at a subscription price of ZAR16.96 per share, representing a 10% discount to ZAR18.84, being the 30-day volume weighted average price of a Blue Label share traded on the Johannesburg Stock Exchange (“JSE”) to September 29, 2016. The aggregate subscription consideration payable by Net1 is ZAR2.0 billion ($144.0 million). Following implementation of the subscription, Net1 will own approximately 15% of the issued ordinary shares in Blue Label. Net1 expects to settle the subscription consideration through a combination of cash resources, debt instruments and an equity issuance of five million shares of common stock, at an issue price of $9.00 per share. Following implementation of the subscription, which is subject to the finalization of the financing package and the approval of Blue Label shareholders, Net1 will be entitled to nominate a director to Blue Label’s board.

Blue Label, which operates in South Africa, Mexico and India, is listed in the Telcoms – Mobile Telcoms sector of the Main Board of the JSE in the Telcoms – Mobile Telcoms sector, and is a market leading virtual and physical distributor of secure electronic tokens of value as well as a provider of transactional and value added services. Blue Label also announced today that it intends to acquire a 45% interest in Cell C, one of South Africa’s three major licensed mobile network operators. For the fiscal year ended May 31, 2016, Blue Label reported revenue of ZAR26.2 billion ($1.9 billion), EBITDA of ZAR1.24 billion ($90.0 million) and earnings per share of ZAR1.04 ($0.07) .

“This investment cements the start of a multi-layered strategic alliance between our two groups that will greatly enhance shareholder value on both sides through cooperation between our combined local and international operations,” said Serge Belamant, Chairman and CEO of Net1. “Blue Label has announced that it intends to acquire 45% of Cell C, the third largest telecom operator in South Africa and this new alliance will assist Net1, Blue Label and Cell C to accelerate the growth of their combined customer bases, and facilitate cross selling opportunities between themselves. Our aim is to provide customers a truly bespoke, affordable and comprehensive package that will go much further than basic telephony. The combination of the Net1 and Blue Label infrastructures is expected to envelop all areas of South Africa through our combined physical and mobile branches, associations with merchant stores and virtual distribution services via USSD, voice, internet and social media linked with traditional payment systems including EFTs, debit and credit cards and our Virtual Card solution. We believe that our coalition will be a global first that provides customers with an offering that includes banking, transacting, debit and credit cards, micro-finance, insurance, distribution of both airtime and electricity, web services, voice and data as well as access to low cost handsets offering the most advanced functionality. In addition, the new alliance ensures that all required support services are provided in-house using our own combined technologies, software and hardware products. As a result, our technology platform can address and service the entire LSM1 to 8 categories in South Africa in a broad and meaningful way.

In India, Net1 and Blue Label are shareholders in MobiKwik and Oxigen respectively, and we believe that there are compelling opportunities for us to extend our collaboration through the provision of innovative payment solutions, enabling universal acceptance and value to customers of two of India’s leading digital wallet providers who also have unparalleled online and offline infrastructure and capabilities. Our alliance with Blue Label is expected to further enhance the marketing of our international remittances, virtual cards and merchant financing strategies. In addition, the POS infrastructure that Blue Label has deployed in Mexico opens up new and real potential to participate in, acquiring, bill payments and remittances when combined with our technology and relationships in North America,” he concluded.

Brett and Mark Levy, the joint CEO’s of Blue Label, stated: “The strategic cooperation between Blue Label and Net1 will touch multi-million consumers per day through our combined points of presence as a result of the respective parties’ combining Product, Distribution Footprint and Customers, from formal and informal retail right through to the extensive rural market. This will create a highly robust business model that will be resilient to disintermediation and fluctuations in economic conditions.”

Conference Call

The Company will host a conference call to discuss these transaction on October 5, 2016, at 8:30 a.m. Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through October 26, 2016.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

About Blue Label (www.bluelabeltelecoms.co.za)

Blue Label is a significant virtual distributor of secure electronic tokens of value across a global footprint of touch points, including distribution of prepaid airtime, starter packs, data and electricity tokens, as well as transactional services such as ticketing and financial services. If a product can be digitised, it can be distributed by Blue Label.

Blue Label’s stated strategy is to extend its global footprint of touch points, both organically and acquisitively, in fulfilling the significant demand for the delivery of multiple prepaid products and services through a single distributor, across various delivery mechanisms and via numerous merchants or vendors. As distribution plays an important role in any economy, Blue Label’s leverage of the last mile of the distribution channel is critical. Whoever manages the last mile of the channel actually owns the whole distribution channel. Since the POS terminal is always located in the last mile, the person managing it decides what products and services may be sold from it.

Blue Label is headquartered in Johannesburg, South Africa and employs approximately 2,200 employees across its operations in South Africa, India and Mexico. The group processes approximately 5 billion transactions per annum and reported revenue of ZAR26.2 billion ($1.9 billion) for fiscal 2016. Blue Label maintains a primary listing on the Johannesburg Stock Exchange and has a Level 1 ADR (American Depositary Receipt) program in the United States.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the possibility that the expected synergies from the investment will not be realized, or will not be realized within the expected time period; disruption from the investment making it more difficult to maintain business and operational relationships; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Financial Adviser and Transaction Sponsor:
Rand Merchant Bank, a division of FirstRand Bank Limited